Exhibit 22.1

List of Issuers and Guarantor Subsidiaries

The below table sets forth the respective issuers and guarantors of the notes issued by Willis Towers Watson plc, Trinity Acquisition plc and Willis North American Inc. and the jurisdiction of incorporation or organization for each such entity.

		Willis Towers Watson plc	Trinity Acquisition plc	Willis North America Inc.
Entity	Jurisdiction of Incorporation or Organization	5.750% senior notes due 2021	3.500% senior notes due 2021 2.125% senior notes due 2022 4.625% senior notes due 2023 4.400% senior notes due 2026 6.125% senior notes due 2043	3.600% senior notes due 2024 4.500% senior notes due 2028 2.950% senior notes due 2029 5.050% senior notes due 2048 3.875% senior notes due 2049
Willis Towers Watson plc	Ireland	Issuer	Guarantor	Guarantor
Trinity Acquisition plc	United Kingdom	Guarantor	Issuer	Guarantor
Willis North America Inc.	Delaware	Guarantor	Guarantor	Issuer
Willis Netherlands Holdings B.V.	Netherlands	Guarantor	Guarantor	Guarantor
Willis Investment UK Holdings Limited	United Kingdom	Guarantor	Guarantor	Guarantor
TA I Limited	United Kingdom	Guarantor	Guarantor	Guarantor
Willis Group Limited	United Kingdom	Guarantor	Guarantor	Guarantor
Willis Towers Watson Sub Holdings Unlimited Company	Ireland	Guarantor	Guarantor	Guarantor
Willis Towers Watson UK Holdings Limited	United Kingdom	Guarantor	Guarantor	Guarantor